Exhibit 14

ACCERIS COMMUNICATIONS INC.
CODE OF CONDUCT

     Acceris Communications Inc., and its subsidiaries (collectively referred to as “Acceris” or the “Company”) are committed to conducting the Company’s business in accordance with all applicable federal, state and local laws, honesty in our business dealings, prudent use of our assets and resources, sound growth and achievement of business objectives and fair treatment of our employees. We are committed to achieving and maintaining the highest level of integrity and ethics in our dealings with our employees, customers, suppliers, shareholders and the public. For the purposes of these business and ethical conduct standards (“Standards”), the Company considers its officers, directors, employees, agents and consultants to be “Employees” and each an “Employee.”

     As Employees, we are responsible for fully implementing the business practices and corporate policies of Acceris. These Standards are presented to govern the conduct of all our Employees. The Standards are directed to all Acceris Employees as well as our business alliance partners.

CONFLICTS OF INTEREST

     It is very important that every Employee avoid any situation which involves a conflict with his/her duty to the Company and the interests of the Company and its shareholders. We expect our Employees to exercise good judgment, honesty and high ethical standards at all times. Adherence to these Standards should prevent the occurrence of conflicts of interest. Employees should be particularly sensitive to possible conflicts with suppliers, brokers or any vendors which could arise from engaging in business dealings with, or accepting gifts or compensation from, others. If the Employee is in doubt, the Corporate Secretary should be consulted. The Corporate Secretary and the Chairman of the Audit Committee of the Board of Directors are identified in the Key Contact Section of this handbook. Should questions arise regarding the appropriate handling of your responsibilities under this Code of Conduct, please contact either of these persons; and, definitely, contact the Chairman of the Audit Committee if and whenever you have concerns about the prompt and responsive handling of any matter of concern to you.

     Playing “favorites” or having conflicts of interest, in practice or appearance, runs counter to the fair treatment to which we are all entitled. Each Employee should avoid any relationship, influence or activity that might impair, or have the appearance of impairing, his/her ability to make objective and fair decisions when performing his/her job. Conflict of interest laws and regulations must be fully and carefully observed. When in doubt, review Company policies and procedures, and share the facts of the situation with the Corporate Secretary.

     Here are some ways a conflict of interest could arise:

•	Employment by a competitor or potential competitor, regardless of the nature of the employment, while employed by the Company.

•	Acceptance of gifts, cash or in kind, from those seeking to do business with the Company.

•	Placement of business with a firm owned or controlled by an Employee or his/her family.

•	Ownership of, or substantial interest in, a company which is a competitor of or a supplier to the Company.

•	Acting as a consultant to a Company customer or supplier without the Company’s express prior written approval. Approval is required for any Employee’s services as director, officer, employee, or consultant to any company which is a supplier or a customer having business dealings with Acceris.

     In order to preserve the Company’s reputation for honesty and integrity, the management of our Company must be advised of any matters which might be considered sensitive. Any such notification should be addressed to the Corporate Secretary. Each Employee has a duty to ensure that proprietary information relating to the Company or any entity or person with which the Company does business is not disclosed to anyone without proper authorization. Every Employee has a duty to keep proprietary documents protected and secure, particularly when dealing with suppliers, customers and competitors.

FINANCIAL REPORTING

     The Company’s senior financial officers (e.g., principal financial officer, comptroller, principal accounting officer and any person performing similar functions) as well as any person whose responsibilities include financial reporting duties (“Finance Personnel”) have a heightened obligation to perform their duties in a diligent, honest and ethical manner. This duty of honesty extends to the full, fair, accurate, timely and understandable disclosure of information relating to the Company’s financial condition and results of operation in its periodic reports and compliance with all applicable government rules and regulations. The primary responsibility for financial reporting, internal control, and compliance with laws, regulation, and ethics rests with executive management.

     If Finance Personnel discover, or have reason to believe, that there is an actual or potential conflict of interest between their personal and professional relationships, they must report this information in a prompt fashion to the Corporate Secretary or the Company’s Audit Committee. Examples of information which should be reported include but are not limited to: (i) internal control deficiencies such as failure to conduct quarterly reviews of those controls, or control overrides (such as situations in which Company officials responsible for a certain function have avoided performing such function or their decisions are overridden); (ii) fraud by management or by Employees with significant roles in financial reporting or internal controls (regardless of materiality); (iii) utilization of proprietary Company information by Company and non-Company personnel for the benefit of persons or entities other than the Company; and (iv) provision of non-auditing services by the Company’s auditors without the prior consent of the Company’s Audit Committee.

     The Company’s Audit Committee has important oversight responsibilities that relate to the Company’s financial reporting, internal controls, compliance with applicable laws and regulations and Company ethics. In this capacity, the Audit Committee has the power to authorize investigations that are within the scope of its responsibilities, including conducting interviews or discussions with Employees and other persons whose views may be helpful to them. In its oversight capacity, the Audit Committee also monitors internal control processes by reviewing reports issued by external auditors and other information to gain reasonable assurance that the Company is in compliance with pertinent laws and regulations, is conducting its affairs ethically, and is maintaining effective controls against conflict of interest and fraud. If you have any concerns regarding the Company’s financial reporting, internal controls, compliance with applicable laws and regulations and compliance of Company Employees with this Code of Conduct, you should contact the Corporate Secretary or the Chairman of the Audit Committee directly.

GIFTS, GRATUITIES AND ENTERTAINMENT

Customer and Supplier Personnel

     The purchase of supplies, materials and services from vendors, suppliers and subcontractors must be accomplished in a fair and nondiscriminatory process based solely on quality, performance, price and customer criteria (in cases where purchases are made for customers).

     Acceris specifically prohibits offering, attempting to give, soliciting or receiving any form of bribe or kickback. These are criminal acts. Since the mere receipt of a request to engage in such activity may be a reportable event under the law, all Employees should immediately seek advice from the Corporate Secretary if any such request is received. Similarly, any dealings with affiliated persons of the Company or of any officer of the Company must be reviewed by the Corporate Secretary. No transaction may be effected with an affiliated person or entity absent the written approval of the Audit Committee.

Government Personnel

     No Employee may give federal, state or local government employees any meal, beverage, gift or form of entertainment regardless of value with the following exceptions:

•	Promotional items which have a retail value of less than $25.00 and which contain the Company’s name or logo may be offered without violating this Code of Conduct;

•	Employees may also provide (i) modest items of food and refreshments offered other than as part of a meal (such as soft drinks, coffee and doughnuts) to employees of federal executive agencies other than uniformed services; and (ii) greeting cards and items with little intrinsic value such as plaques, certificates and trophies, which are intended solely for presentation.

•	Employees may socially entertain relatives or personal friends employed by government agencies. It should be clear, however, that such entertainment is not related to the Company’s business. Expenditures for such non-business entertainment are not reimbursable by the Company to the Employee.

     Employees may not make loans, guarantee loans or make payments to or on behalf of federal, state or local government employees. Anyone with questions regarding this section should contact the Corporate Secretary. The making of gifts that exceed these limits is a violation of the Code of Conduct and other policies.

Non-Government Personnel

     Furnishing meals, refreshments, modest gifts/honorariums (see below) and entertainment in conjunction with business discussions with non-government personnel is a commonly accepted business practice. Acceris permits its Employees, within reason, to engage in such practices. The furnishing of meals, refreshments or entertainment and the making of modest gifts/honorariums, however, should not violate good common sense and the standards of conduct of the recipient’s organization, and must be consistent with past practices and standards established from time to time by the Company.

     Employees who make, and supervisors who approve, expenditures for meals, refreshments or entertainment, must use discretion and care to ensure that such expenditures are in the proper course of business and cannot reasonably be construed as bribes or improper inducements.

     Modest gifts/honorariums should only be given in order to commemorate a specific holiday or special event. In no event should the value of such individual items exceed $75.00 without the prior approval of the Chief Financial Officer. Detailed records of all such gifts and their business purpose should be maintained for at least three years. Employees should at all times be mindful of the need to avoid the appearance of gift giving for the purpose of inducing favorable treatment.

     Employees may accept meals, refreshments or entertainment in connection with business discussions, provided, that they are not excessive as to cost or frequency. It is the personal responsibility of every Employee to ensure that his/her acceptance of such meals, refreshments or entertainment is within prevailing Company Standards and could not reasonably be construed as an attempt by the offering party to secure favorable treatment or create an appearance of impropriety.

     Employees may not accept gifts, including travel and accommodations, which have a retail or exchange value of $75.00 or more from an individual or firm doing or seeking to do business with the Company. Exceptions may be granted on an individual basis; however, Employees must immediately report the gift to their supervisor and the Corporate Secretary and request a waiver of this rule.

     In any circumstance where an Employee is offered meals, refreshments, entertainment or gifts and the offering may create an appearance of impropriety, regardless of the value thereof, the Employee should disclose the offering to his/her supervisor and the Corporate Secretary in writing.

     Except for loans by recognized banks and financial institutions which are available generally at market rates and terms, no Employee or member of his/her family may accept any loan, guarantee of loan or payment from an individual or firm doing or seeking to do business with Acceris; nor is it permissible to accept any service, accommodation or travel of any value whatsoever, unless the primary purpose of such is the performance of the Company’s business.

Gifts or Payments to Foreign Officials

     Acceris will scrupulously adhere to the letter and spirit of the Foreign Corrupt Practices Act, which prohibits, among other things, giving money or items of value to a foreign official or instrumentality for the purpose of influencing a foreign government. The Act further prohibits giving money or items of value to any person or firm, such as a consultant or marketing representative, when there is a reason to believe that it will be passed on to a foreign government official for this purpose. All questions concerning compliance with the Foreign Corrupt Practices Act should be referred to the Corporate Secretary.

Gifts or Payments in General

•	All approved expenditures for meals, refreshments and entertainment must be fully documented and recorded on the books of the Company in strict compliance with established policies and procedures.

•	Employees are required to report to their supervisors any instance in which they are offered money, gifts which have retail or exchange value of $75.00 or more or anything else of value by a supplier or prospective supplier to Acceris.

•	Laws and regulations pertaining to entertainment, gifts and payments may be and are complicated. Questions regarding interpretations of specific policies should be submitted to the Corporate Secretary.

ANTITRUST

     The antitrust laws of the United States are calculated to promote free and open competition. It is incumbent upon Employees to seek guidance and instructions from supervisors, and if necessary, from the Corporate Secretary whenever any questions relating to their compliance with those laws and regulations arise. All Employees are expected to conduct themselves in a manner designed to promote the Company’s compliance with the antitrust laws, and no Employee shall discuss with any competitor: prices or terms of sale; division of territories or markets; allocation of customers; or boycotts of customers or suppliers.

INTEGRITY OF COMPANY RECORDS

Financial Information and Records

     To ensure that public companies such as Acceris disclose complete and accurate financial information in their periodic reports, federal securities law requires the Company’s CEO and CFO to certify that: (i) they have reviewed each periodic report; (ii) based on their knowledge, there are no materially false statements or material omissions in the subject periodic report; (iii) the report fairly presents the issuer’s financial condition and results of operations; (iv) the signing officers are responsible for establishing and maintaining disclosure controls and procedures and have evaluated the effectiveness of those controls as of the date of the report; (v) they have disclosed control deficiencies and any fraud by management or Employees with a significant role in internal controls (regardless of materiality) to the auditors and the Audit Committee; and (vi) they have disclosed any significant deficiencies and material weaknesses in internal controls to the Company’s auditors. In addition, all annual reports must include an internal control report concerning management’s responsibility for establishing and assessing its internal control structure and procedures for financial reporting. It is anticipated that additional requirements may be promulgated in the near future.

     It is Company policy to comply with accepted accounting rules and controls at all times. All Company records must accurately reflect the transactions they record. In particular, this policy requires the following:

•	No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose;

•	No false or misleading entries shall be made in the books or records of the Company for any reason and no Employee shall assist in any arrangement that results in any such entry;

•	No payment or expenditure of the Company shall be approved without adequate supporting documentation or made with intention or understanding that any Party of such payment or expenditure is to be used, directly or indirectly, for any purpose other than that expressly described by the supporting documentation;

•	Any Employee having information concerning any unrecorded fund or asset or any prohibited act shall promptly report such matter to the Corporate Secretary;

•	Medical claims of Employees contain confidential information. Such claims shall be treated in a manner to retain that confidentiality and in a manner consistent with Company policy and procedures; and

•	The Company’s internal and outside accountants must maintain all audit and review work product for five (5) years from the end of the applicable fiscal period.

     In addition, every Employee should be aware that:

•	It is a crime, punishable by imprisonment of up to ten (10) years, to knowingly and willfully violate Sarbanes-Oxley Act of 2002 provisions regarding retention of corporate audit records;

•	It is a crime, punishable by imprisonment of up to twenty (20) years, to knowingly alter, destroy, conceal, etc. records or documents with the intent to impede, obstruct, or influence a federal government investigation or case filed in bankruptcy, or in relation to or contemplation of any such matter or case;

•	It is a crime, punishable by imprisonment of up to twenty (20) years, to “corruptly” alter, destroy, mutilate, or conceal records or documents with the intent to impair their integrity or availability in an official proceeding; or to otherwise obstruct, influence, or impede a proceeding (or attempt to do so);

•	It is a crime, punishable by imprisonment of up to ten (10) years, to knowingly, with the intent to retaliate, take any action harmful to a person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense.

You should contact the Corporate Secretary should you have any question regarding the foregoing discussion.

Personnel Records

     Personnel records are treated as confidential by the Company, unless otherwise required by law or permission to disclose their contents is given by an Employee. Notwithstanding the foregoing, the Company will confirm length of service and position held (and pay rate, when written permission is given by the Employee) when contacted by a prospective lender to an Employee or by a prospective employer after an Employee’s separation from the Company.

Information to Customers

     It is our Company policy to provide technical information which is as accurate as possible in order to properly guide our own Employees and customers in the sales and use of our products and services. No false or inaccurate data shall knowingly be recorded or used by any Employee. Any Employee having information concerning any such false data being recorded or used shall promptly report such a situation to the Corporate Secretary.

Computer Usage/Software Licensing

     It is our Company policy to restrict access to computer databases and electronic mail communications systems to authorized users for business and business-related purposes only. It is the Company policy to maintain compliance with software licensing requirements of our suppliers and vendors.

POLITICAL CONTRIBUTIONS

     The Company may not make any remuneration of money or offer to do so directly or indirectly to any government official or politician in the United States or abroad for the purpose of influencing such official’s or politician’s actions. Our Employees are expected not to use Company funds or facilities or services for any political purpose in contravention of this policy.

     This policy shall not apply to purely individual contributions by Employees. However, the use of Company funds to fund an Employee contribution, or the reimbursement of an Employee contribution is strictly prohibited.

SECURITIES TRADES BY COMPANY PERSONNEL

Reasons for This Policy Statement

     Federal securities regulators are vigorously pursuing violations of insider trading laws. Recent federal legislation has increased the penalties for insider trading and put the onus on companies for violations by their personnel. These policies and procedures covering securities trades by Acceris personnel will help protect the Company and its personnel from potentially severe consequences.

     This Policy Statement establishes policies for securities trading for all personnel and also sets forth compliance guidelines for officers and directors to whom special reporting obligations apply. It is intended to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company. It is everyone’s responsibility to maintain the Company’s reputation for integrity and ethical conduct.

The Consequences

     The consequences of insider trading violations can be severe:

     For individuals who trade on insider information (or tip information to others):

–	A civil penalty of up to three times the profit gained or loss avoided;

–	A criminal fine (no matter how small the profit) of up to $1 million; and

–	A jail term of up to ten years.

     For companies (and possibly any supervisory persons) that fail to take appropriate steps to prevent illegal trading:

–	A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and

–	A criminal penalty of up to $2.5 million.

     In addition, the Securities Enforcement Remedies and Penny Stock Reform Act of 1990 provides the Securities and Exchange Commission (the “SEC”) with greater enforcement powers, including the ability to go to court and seek significant fines for securities law violations (ranging up to $100,000 for individuals and $500,000 for companies per violation) and to seek its own cease and desist orders in an SEC administrative hearing.

     Furthermore, under the so-called short swing profit rules, any profit made by a director or officer through the purchase and sale or sale and purchase, of Company shares occurring within six months, whatever the circumstances, must be paid to the Company.

     Moreover, if an employee violates the Company’s insider trading policy, he or she may be subject to Company-imposed sanctions, including dismissal for cause.

Acceris Communications Policy

     If a director, officer or any other employee has material non-public information relating to the Company, neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of that information or pass it on to others. This policy also applies to information relating to any other company, including our customers, suppliers or vendors and those with which the Company may be negotiating major transactions, obtained in the course of employment and to trading in the shares of such a customer or supplier. Information that is not material to the Company may nevertheless be material to one of these other companies.

     Transactions that may appear justifiable for independent reasons (such as the need to raise money for an emergency) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

     Material Information. Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, any information that could reasonably affect the price of stock should be considered material.

     Examples. Information that will likely be regarded as material includes: annual or quarterly financial results; projections of future earnings or losses; a significant change in earnings or earnings projections, news of a proposed merger, acquisition or tender offer; news of a significant purchase or sale of assets or the purchase or disposition of a division or subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; significant new products; impending bankruptcy or financial or liquidity problems; major litigation or regulatory sanctions; and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

     Benefit of Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be reviewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

     Transactions By Family Members. The very same restrictions apply to your family members and others living in your household. You are responsible for their compliance.

     Tipping Information to Others. Whether the information is proprietary information about our Company or information that could affect our stock price, employees must never pass such information on to others. The above penalties may apply regardless of whether or not you derive any benefit from another’s actions. For example, the SEC has imposed a $470,000 penalty on a tipper even though he did not profit from his tippee’s trading.

     Posting material, nonpublic information, or making statements or recommendations based on this information, on any Internet website, electronic bulletin board, Internet message board, Internet chat room, or other similar form of electronic communication, can also constitute tipping under the securities laws. Because of the high potential for improper or premature disclosure of material, nonpublic information posed by these activities and the resulting liability under the securities laws for the employee and the Company, employees may not post any information about the Company, its business plans, its employees or directors, or its customers, suppliers or vendors, nor engage in any discussions with other parties about the Company, its business plans, its employees or directors, or its customers, suppliers or vendors, on any of these forums. Furthermore, employees should notify the Company’s Corporate Secretary if they are aware of such activities by any other employee.

     When Information Becomes Public. It is also improper for an officer, director or employee to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the company’s stockholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any transactions involving Company shares until one full business day after such information has been released. Thus, if an announcement is made after the market closes on a Monday, Wednesday generally would be the first day on which you should trade. If an announcement is made before the market opens on a Friday, Monday would be the first day.

     Period of No Securities Transactions. To minimize the risk of liability on the part of the Company and its personnel for violations of the foregoing insider trading restrictions, the Company has established a period relating to the Company’s earnings during which the Company’s directors, officers, senior executives, and certain other employees should not buy or sell Company shares under any circumstances. The quiet period begins on the last day of the last month of the quarter and extends until the end of the first full business day following the public release of the Company’s 10Q or 10K report covering that quarter.

     Method of Preserving Confidentiality. Directors, officers and other employees of the Company should not discuss inside information in public places where it can be overheard such as elevators, restaurants, taxis and airplanes. Such information should be divulged only to persons having a need to know it in order to carry out their job responsibilities. To avoid even the appearance of impropriety, directors, officers and employees should refrain from providing any advice or making recommendations regarding the purchase or sale of the Company’s shares. Use particular caution when receiving inquiries from securities analysts, companies in the same business as the Company and members of the press. All such inquiries should be handled by offering no comment on the matter and by referring the inquirer to the Company’s investor relations area of its website or the Corporate Secretary.

Additional Prohibited Transactions

     Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company stock, directors, officers and employees should not engage in any of the following activities with respect to securities of the Company:

     1.     Trading in Securities on a Short-Term Basis. Any Company shares purchased by any personnel in the open market must be held for a minimum of six months and ideally longer, unless (in the case of employees who are not officers or directors) the sale results from personal emergency and the holding period is waived by the Company’s General Counsel. (Note that the SEC’s short-swing profit rule already prevents officers and directors from selling any Company stock within six months of a purchase. We are simply expanding this rule to all employees.)

     2.     Short Sales.

     3.     Buying or Selling Puts or Calls.

Company Assistance

     Any person who has any questions about specific transactions may obtain additional guidance from the Company’s Corporate Secretary. Remember, however, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with you.

Special Guidelines for Directors and Officers

Pre-Clearance Of All Trades By Directors and Officers

     To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:

     All transactions in Company stock (acquisitions, dispositions, transfers, etc.) by directors and officers must be pre-cleared by the Company’s Corporate Secretary. If you contemplate a transaction, you should contact the Corporate Secretary in advance.

     Section 16 Reporting. One reason for pre-clearing trades by officers and directors is that their purchases and sales of Company securities are subject to the short-swing profit rules imposed by Sections 16(a) and (b) of the Securities Exchange Act of 1934 (the “1934 Act”).

     A.     Ownership Reports.

Under Section 16(a) of the 1934 Act, officers, directors and greater than 10% stockholders of the Company (“insiders”) must file with the SEC public reports disclosing their holdings of, and transactions in, the Company’s equity securities. For purposes of these filing requirements, the individuals identified as “executive officers” in the Company’s Form 10-K and the Company’s principal accounting officer are required to file such reports. Insiders who have delinquent or late filings under Section 16 must be disclosed by name in the Company’s proxy statement (and Form 10-K).

Forms 3. An initial report on Form 3 must be filed by every insider disclosing all equity securities of the Company beneficially owned by the reporting person on the date he or she became an insider. Even if no securities were owned on that date, the insider must file a report. The report is due ten days after such person becomes an insider. Reports under Section 16(a) are intended to cover all Company securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all shares of the Company held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities in which he or she has a pecuniary interest. In other words, an insider is the beneficial owner of shares if he or she can profit from purchases and sales of the shares. Thus, shares of the Company beneficially owned through partnerships, corporations, trusts, and estates, are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other members of his or her family sharing the insider’s home. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if insider believes he or she has a reasonable basis for doing so. Those who have questions regarding the beneficial ownership of shares should contact the Company’s Corporate Secretary.

Forms 4. A Form 4 must be filed whenever there is a non-exempt acquisition or disposition of shares by the insider. Transfers to trusts and other changes in the nature of an insider’s ownership (e.g. from direct to indirect) must be reported. Small acquisitions are exempt from immediate Form 4 reporting but must be reported on the next Form 4 otherwise due or on the annual Form 5 if no Form 4 is filed in the interim. This form must be filed before the end of the second business day following the day on which a transaction resulting in a change in beneficial ownership has been executed. In addition, officers and directors must report any changes which occur after they are no longer insiders if the change takes place within six months of any transaction while an insider.

Forms 5. The Form 5 must be filed by every person subject to Section 16 reporting within 45 days after the end of the Company’s fiscal year. Form 5 is to be used to report any exempt transactions, including sales and purchases of shares under certain employee stock benefit plans, and gifts of stock, and to report failures to file previously due reports. A primary purpose of the Form 5 is to promote compliance with Section 16(a) by requiring insiders to report any required Forms 3 and 4 which had not been filed during the year. At year-end officers and directors who have no Form 5 items to report will be required to provide the Company with a written representation that no Form 5 filing is due (i.e., there are no unreported transactions).

     B.     Procedures to Ensure Compliance with Section 16(a)

Introduction

Full compliance with your reporting and other obligations under the securities laws is your personal responsibility, not the Company’s. While this statement sets forth guidelines, it is not exhaustive. Although the Corporate Secretary should be able to assist you with routine filings, you should direct any significant questions to your own counsel.

In an effort to ensure that its insiders comply with the reporting requirements of Section 16, the Company has implemented the following compliance procedures:

1. Corporate Secretary. The Company has designated the Corporate Secretary to assist officers and directors in preparing and/or reviewing all Forms 3, 4 and 5 filings.

2. Preparing and Reviewing Forms 3, 4 and 5. The Corporate Secretary will prepare the required Form 3 upon an individual’s assumption of officer or director status. In addition, the Corporate Secretary will assist all officers and directors in preparing a Form 4 whenever there is an acquisition or disposition of shares that would require a filing and in preparing a Form 5 after the end of each fiscal year.

3. Power of Attorney. Even if an individual is unable to sign personally a Form 3, 4 or 5 (e.g., if the reporting person is out of town), the SEC permits the Form to be signed by another person without a prior or simultaneous filing of a power of attorney as long as a power is sent “as soon as practicable.” The SEC will not excuse a late filing simply because the individual is unavailable. To facilitate timely filings, a power of attorney has been designed that gives the Corporate Secretary or persons substituted by that individual the authority to sign Forms 4 and 5 on behalf of a reporting person. Every insider should obtain from the Corporate Secretary this form of Power of Attorney, sign it and return it to the Corporate Secretary.

If an insider’s share ownership changes at any time, the insider should immediately inform the Corporate Secretary to ensure that a Form 4 is timely filed on his or her behalf. The Form 4 must be received by the SEC no later than two business days following any reportable transaction, so time is of the essence.

     C.     Rule 144.

If you are an officer or director of the Company or are otherwise in a “control” relationship with the Company, you are also deemed to be an affiliate of the Company under the securities laws, making your sales of shares subject to special limitations. To avoid risking liability, all such persons are required to comply with SEC Rule 144 in selling shares.

1. Brokered Transaction. You may only sell in an unsolicited transaction through a licensed broker or to a market maker in Company shares. You must inform the broker or market maker of your status as a Company affiliate.

2. Limitation. In any three months, sales by you, your family and household members, affiliates and other entities in which you hold a 10% or greater interest may not exceed the greater of (a) 1% of the outstanding Company shares or (b) the average weekly reported trading volume of Company shares for the 4 calendar weeks preceding your Rule 144 filing (or, if no filing is required, the time you direct your broker to effect the sale).

3. Form 144. If your sales and those of your associates described in item (2) above in any three months exceed either $10,000 or 500 shares, you must file Form 144. Three copies must be filed with the SEC at the following address:

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

The filing must be mailed by the time you place your order with your broker.

4. Assistance. Normally, your broker will assist you with Form 144. Remember to pre-clear all transactions with the Corporate Secretary. Questions or requests for assistance may be directed to the Corporate Secretary.

Consequences of Violation

     Any employee who violates this Policy Statement is subject to possible suspension or discharge. Any employee who assists in, or knowingly fails to report, a violation of this Policy Statement is also subject to suspension, discharge or other appropriate action. Any employee who suspects a violation of this Policy Statement should inform the Corporate Secretary or the Chairman of the Board of the Company (anonymously if desired).

EXCEPTIONS TO THE CODE OF CONDUCT

     The Corporate Secretary may make exceptions on a case-by-case basis of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exemption from the Standards set forth herein. All such exceptions must be received in writing by the person requesting the exemption before becoming effective.

* * * * *

SUPERVISORY PROCEDURES

     The role of the Corporate Secretary is critical to the implementation and maintenance of this Code of Conduct. Supervisory Procedures can be divided into two classifications: (i) prevention of violations of law; and (ii) the preservation of systems necessary to assure the integrity of the Company’s financial reporting.

Prevention of Violations of Law

     To prevent insider trading, the Corporate Secretary should:

•	provide, on a regular basis, a program to familiarize Employees with the Company’s policy and procedures, including the furnishing of this Code of Conduct to all Employees and to each new Employee upon commencement of employment;

•	answer questions regarding the Code of Conduct;

•	resolve issues of whether information received by an Employee of the Company is material and non-public;

•	review, with the assistance of the Company’s legal counsel, on a regular basis and update as necessary the Code of Conduct;

•	when it has been determined that an Employee of the Company has Material Non-Public Information, implement measures to prevent dissemination of such information, and if necessary, restrict Employees from trading the affected securities; and

•	promptly review, and either approve or disapprove, in writing, each request of an Employee for clearance to trade in specified securities.

Detection of Insider Trading

     To detect insider trading, the Corporate Secretary should:

•	review the trading activity reports and beneficial ownership disclosure, as filed with the SEC, filed by each officer and director;

•	maintain regular communication with and be available to answer questions from Employees of the Company who are contemplating securities transactions; and

•	coordinate the review of such reports with other appropriate officers or directors of the Company.

Special Reports to Management

     Upon learning of a potential violation of the Code of Conduct, the Corporate Secretary should promptly prepare a written report to management and the Audit Committee providing full details and recommendations for further action.

ACKNOWLEDGMENT

     We will expect every Employee requested to do so to submit a letter affirming the knowledge and understanding of this Code of Conduct and to disclose any transactions where it might appear to an outsider that any of these policies have not been observed.

CORPORATE SECRETARY

     Employees who discover violations of Company policies are encouraged to report the violations immediately to the Corporate Secretary and to the Chairman of the Audit Committee. The Corporate Secretary will be responsible for providing information about the Company’s position on ethical issues, for responding to inquiries about Employee conduct, and for considering disciplinary action which may be taken against any persons found in violation of these Standards.

ACKNOWLEDGMENT

To: Corporate Secretary

     I have read the Code of Conduct. I understand my responsibility to comply with the Code of Conduct and the process and consequences for dealing with violations thereof.

     If I have any questions or concerns regarding conduct that may raise concern under this Code of Conduct, I will immediately follow one of the procedures suggested in this policy and will notify the Corporate Secretary.

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ACCERIS COMMUNICATIONS INC.
CODE OF CONDUCT

KEY CONTACT SECTION

Corporate Secretary:	Stephen A. Weintraub
Senior Vice President and Secretary
Counsel Corporation
P.O. Box 435
1300 King Street West, Suite 1300
Toronto, Ontario, Canada M5X 1E3
Telephone: (416) 866-3058
Email: sweintraud@counselcorp.com

Chairman of the Audit Committee Of the Board of Directors:	Hal Heaton Professor of Finance Brigham Young University Salt Lake City, Utah Telephone: (801) 422-2132

Chairman of the Board of Directors:	Allan Silber Counsel Corporation P.O. Box 435 1300 King Street West, Suite 1300 Toronto, Ontario, Canada M5X 1E3 Telephone: (416) 866-3059 Email: asilber@counselcorp.com